UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 30, 2014

BIOJECT MEDICAL TECHNOLOGIES INC.

(Exact name of registrant as specified in its charter)

Commission File Number: 0-15360

Oregon	93-1099680
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

7180 SW Sandburg St., Ste. 100 Tigard, Oregon	97223
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (503) 692-8001

Former name or former address if changed since last report:

No Change

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

The restructuring plan announced by Bioject Medical Technologies Inc. (the “Company”) on March 20, 2014 (the “Plan”) was completed on April 30, 2014. Pursuant to the Plan, a $500,000 advance from Messrs. Flynn and Logomasini was converted into 50,000 shares of a new Series I Preferred Stock with a conversion price into common stock of $0.075 per share. The Series I Preferred Stock is otherwise identical to the Series H Preferred Stock and the two series rank pari passu with each other. Messrs. Flynn and Logomasini are directors of Bioject and Mr. Logomasini also is Bioject’s President and Chief Executive Officer.

All holders of shares of the Company’s Series D, E, F and G Preferred Stock have converted such preferred shares into 20,062,378 shares of Company common stock pursuant to the terms of such preferred stock, and in consideration of the issuance of $2,170,382.75 of secured notes by the Company, allocated on a prorated basis according to relative liquidation value of such preferred stock. The secured notes mature on April 30, 2017, have an interest rate of 10% and are prepaid from 50% of the net proceeds of certain sales of Company intellectual property in excess of $1 million. Mr. Logomasini will also receive such a secured note in the amount of $85,368.86 for a loan he made to the Company during the summer of 2013.

In addition, existing debt holders with notes aggregating approximately $921,838.36, have exchanged their debt into 92,186 shares of Series I Preferred Stock. This debt included $260,000 of bridge promissory notes issued to Messrs. Flynn and Logomasini during December 2013 and January 2014.

The existing 99,455 shares of Series H Preferred Stock and the 18,908,954 shares of publicly held Common Stock, remain in place. At completion of the Plan,on a fully diluted basis, common share equivalents issued and outstanding aggregate approximately 89,775,000 shares, including existing employee stock options. In addition, pursuant to the Plan, the Company has set aside 7 million shares of common stock for equity incentives to be allocated to officers, employees, directors and consultants, over time.

There can be no assurance that the Plan, including, but not limited to, the additional $500,000 advance, will maintain the viability of Bioject as a going concern.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

(a)	See Item 1.01 Entry into a Material Definitive Agreement.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

The following exhibits are filed herewith and this list is intended to constitute the exhibit index:

10.1	Restructuring Agreement dated April 30, 2014.

10.2	Form of Senior Secured Promissory Notes issued April 30, 2014

10.3	Registration Rights Agreement dated April 30, 2014.

10.4	Intellectual Property Security Agreement dated April 30, 2014.

10.5	Articles of Amendment to 2002 Restated Articles of Incorporation of the Company, filed in Oregon April 28, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 6, 2014	BIOJECT MEDICAL TECHNOLOGIES INC.
(Registrant)

/s/ CHRISTINE M. FARRELL
Christine M. Farrell
Vice President of Finance
(Principal Financial and Accounting Officer)